Exhibit 99.1

Unaudited Preliminary Pro Forma Condensed

Combined Financial Information

On July 18, 2017, Crown Castle International Corp. (“Crown Castle”, “Company” or “CCIC”) entered into a definitive agreement to acquire LTS Group Holdings LLC (“Lightower”) for approximately $7.1 billion in cash, subject to certain limited post-closing adjustments (“Lightower Acquisition”). Lightower owns or has rights to approximately 32,000 route miles of fiber located primarily in top metro markets in the Northeast, including Boston, New York and Philadelphia. On November 1, 2017, the Company closed the Lightower Acquisition, which was financed using (1) cash on hand, including proceeds from the July 2017 Equity Offerings and August 2017 Senior Notes Offering, and (2) borrowings under the 2016 Revolver (each as defined herein).

The accompanying unaudited preliminary pro forma condensed combined statement of operations presents the preliminary pro forma results of operations of the combined company based upon the historical financial statements of Crown Castle and Lightower, after giving effect to the Lightower Acquisition.

The adjustments set forth herein and described in the accompanying footnotes are intended to reflect the impact of the Lightower Acquisition on Crown Castle. Lightower’s assets and liabilities at December 31, 2017 are reflected in the Company’s consolidated balance sheet as of December 31, 2017 (which is available in Crown Castle’s Annual Report on Form 10-K for the year ended December 31, 2017) and accordingly, no pro forma condensed combined balance sheet as of December 31, 2017 is presented herein.

The unaudited preliminary pro forma condensed combined statement of operations for the year ended December 31, 2017 is based on historical statements of operations of the Company and Lightower, after giving effect to the Lightower Acquisition as if it occurred on January 1, 2017. The unaudited preliminary pro forma condensed combined statement of operations for the year ended December 31, 2017 combines (1) Crown Castle’s historical audited consolidated statement of operations contained in its Annual Report on Form 10-K for the year ended December 31, 2017, which includes the results of operations of Lightower for the post-acquisition period from November 1, 2017 through December 31, 2017, and (2) Lightower’s historical consolidated statement of operations for the pre-acquisition period from January 1, 2017 through October 31, 2017. References to “LTS Group Holdings LLC” refer to the collective operations of the Lightower assets.

The unaudited preliminary pro forma condensed combined statement of operations was prepared using the purchase method of accounting, with Crown Castle treated as the acquirer and as if the Lightower Acquisition had been consummated on January 1, 2017. Crown Castle is in the process of obtaining a third-party valuation related to assets acquired and liabilities assumed from Lightower. Given the size and timing of the Lightower Acquisition, the amounts of certain assets and liabilities presented are based on preliminary valuations and are subject to adjustment as additional information is obtained and the third-party valuation is finalized. The primary areas of the purchase price allocation that are not finalized relate to fair values of property and equipment, intangibles, goodwill, deferred revenues, and the related tax impacts. Crown Castle has made preliminary estimates of major categories of assets and liabilities in preparing the unaudited preliminary pro forma condensed combined statement of operations. Any excess purchase price over the acquired net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill.

Crown Castle operates as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. As a REIT, Crown Castle is generally entitled to a deduction for dividends that it pays and therefore is not subject to U.S. federal corporate income tax on its taxable income that is currently distributed to its stockholders. The Company may also be subject to certain federal, state, local and foreign taxes on its income or assets, including (1) alternative minimum taxes (repealed effective January 1, 2018), (2) taxes on any undistributed income, (3) taxes related to its taxable REIT subsidiaries (“TRSs”), (4) franchise taxes, (5) property taxes and (6) transfer taxes. In addition, the Company could, in certain circumstances, be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Internal Revenue Code of 1986, as amended, to maintain qualification for taxation as a REIT.

Based on preliminary tax studies, Crown Castle anticipates that the vast majority of the assets and related income from the Lightower Acquisition will be included in the REIT, with certain non-qualifying assets being included in TRSs. Accordingly, the accompanying unaudited preliminary pro forma condensed combined statement of operations has been prepared under that assumption. Crown Castle will continue to evaluate the level of Lightower assets and related income that will be included in the REIT.

The accompanying unaudited preliminary pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated statement of operations of Crown Castle would have been had the Lightower Acquisition occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations. The accompanying unaudited preliminary pro forma condensed combined statement of operations addresses a hypothetical situation, and actual results may differ from the unaudited preliminary pro forma condensed combined statement of operations once Crown Castle has completed the tax and valuation studies necessary to finalize the required purchase price allocations. There can be no assurance that such finalization will not result in material changes. The unaudited preliminary pro forma condensed combined statement of operations does not include the realization of potential future cost savings from operating efficiencies or restructuring costs that may result from the Lightower Acquisition.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined statement of operations are described in the accompanying notes, which should be read together with the pro forma condensed combined statement of operations. The unaudited preliminary pro forma condensed combined statement of operations should be read together with (1) the Company’s historical financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (2) Lightower’s historical financial statements for the nine months ended September 30, 2017, which are incorporated by reference into the Company’s current report on Form 8-K/A filed on December 15, 2017.

Unaudited Preliminary Pro Forma Condensed Combined Statement of Operations

Crown Castle International Corp. and Subsidiaries

Year Ended December 31, 2017

(In thousands except per share data)

	Historical
	Crown Castle (A)	Lightower January 1, 2017 through October 31, 2017		Pro Forma Adjustments		Pro Forma Combined
Net revenues:
Site rental	$3,669,191	$665,342	(B1)	$—		$4,334,533
Network services and other	686,414	—		—		686,414

Net revenues	4,355,605	665,342		—		5,020,947

Operating expenses:
Costs of operations(i):
Site rental	1,143,914	183,027	(B1)	—		1,326,941
Network services and other	419,787	—		—		419,787
General and administrative	426,698	91,857	(B1)	—		518,555
Asset write-down charges	17,322	—		—		17,322
Acquisition and integration costs	61,431	1,083	(B1)	(32,488)	(B2)	30,026
Depreciation, amortization and accretion	1,242,408	205,536	(B1)	(205,536 236,428)	(B3) (B4)	1,478,836

Total operating expenses	3,311,560	481,503		(1,596)		3,791,467

Operating income (loss)	1,044,045	183,839		1,596		1,229,480
Interest expense and amortization of deferred financing costs	(590,682)	(145,811)	(B1)	145,811 (49,662)	(B5) (B6)	(640,344)
Gains (losses) on retirement of long-term obligations	(3,525)	—		—		(3,525)
Interest income	18,761	—		—		18,761
Other income (expense)	1,994	(344)	(B1)	—		1,650

Income (loss) before income taxes	470,593	37,684		97,745		606,022
Benefit (provision) for income taxes	(26,043)	(17,326)	(B1)	17,326 (2,423)	(B7) (B8)	(28,466)

Net income (loss)	444,550	20,358		112,648		577,556
Dividends on preferred stock	(58,294)	—		(55,144)	(B9)	(113,438)

Net income (loss) attributable to CCIC common stockholders	$386,256	$20,358		$57,504		$464,118

Net income (loss)	$444,550	$20,358		$112,648		$577,556
Other comprehensive income (loss):
Foreign currency translation adjustments	1,899	—		—		1,899

Total other comprehensive income (loss)	1,899	—		—		1,899

Comprehensive income (loss) attributable to CCIC stockholders	$446,449	$20,358		$112,648		$579,455

Net income (loss) attributable to CCIC common stockholders, per common share:
Basic	$1.01	N/M		N/M		$1.15
Diluted	$1.01	N/M		N/M		$1.14
Weighted-average common shares outstanding (in thousands):
Basic	381,740	N/M		22,803	(B10)	404,543	(B10)
Diluted	383,221	N/M		22,803	(B10)	406,024	(B10)

N/M:	Not meaningful
(i)	Exclusive of depreciation, amortization and accretion shown separately.

See notes to unaudited preliminary pro forma condensed combined financial statements.

Notes to Preliminary Pro Forma Condensed Combined Financial Information (Unaudited)

Crown Castle International Corp. and Subsidiaries

(tabular dollars in thousands)

A.	Reflects Crown Castle’s consolidated statement of operations for the year ended December 31, 2017, derived from Crown Castle’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

B.	Reflects the transactions as set forth below.

B1.	Reflects the unaudited condensed consolidated statement of operations of LTS Group Holdings LLC for the ten months ended October 31, 2017, as adjusted for the items footnoted below.

	Lightower Pre-Acquisition 2017 Results
(i)	January 1, 2017 through September 30, 2017	October 1, 2017 through October 31, 2017 (ii)	January 1, 2017 through October 31, 2017 (ii)
Revenue	$596,640	$68,702	$665,342
Operating expenses
Cost of revenue	163,611	19,416	183,027
Depreciation and amortization	184,428	21,108	205,536
General and administrative expense	82,419	9,438	91,857
Transaction costs	969	114	1,083

Total operating expenses	431,427	50,076	481,503

Income from operations	165,213	18,626	183,839
Other expense
Interest expense, net	(130,409)	(15,402)	(145,811)
Other expense	(338)	(6)	(344)

Total other expense, net	(130,747)	(15,408)	(146,155)

Income before income taxes	34,466	3,218	37,684
Benefit (provision) for income taxes	(15,593)	(1,733)	(17,326)

Net income (loss)	$18,873	$1,485	$20,358

(i)	Certain line items have been renamed on the unaudited preliminary pro forma condensed combined statement of operations to align with Crown Castle’s financial statement presentation.
(ii)	Costs directly related to the acquisition of Lightower by Crown Castle have been eliminated.

B2.	Eliminates transaction costs recorded by Crown Castle during 2017 that relate to the Lightower Acquisition.

B3.	Eliminates historical basis of depreciation and amortization. See note B4 for a discussion of pro forma depreciation and amortization expense.

B4.	Reflects depreciation and amortization on the Lightower assets. For purposes of computing pro forma depreciation expense, a tangible asset useful life of approximately 14 years was utilized. For purposes of computing pro forma amortization expense, an intangible useful life of approximately 16 years was utilized.

	Amount	Ten Months of Expense
Property and equipment	$2,197,466	$123,611
Intangible assets	2,177,090	112,817

Total		$236,428

B5.	Eliminates historical basis of interest expense and net loss on debt extinguishment, as such debt was retired upon the closing of the Lightower Acquisition. See note B6 for a discussion of pro forma interest expense.

Notes to Preliminary Pro Forma Condensed Combined Financial Information (Unaudited)

Crown Castle International Corp. and Subsidiaries

(tabular dollars in thousands)

B6.	In August 2017, Crown Castle issued $750 million aggregate principal amount of 3.20% Senior Notes due September 2024 and $1.0 billion aggregate principal amount of 3.65% Senior Notes due September 2027 (collectively, “August 2017 Senior Notes Offering”). Additionally, in October 2017, Crown Castle drew $655 million under its $3.5 billion unsecured revolving credit facility (“2016 Revolver”). This adjustment reflects the impact of interest expense and amortization of deferred financing costs as a result of the August 2017 Senior Notes Offering and the October 2017 draw under the 2016 Revolver.

B7.	Eliminates historical provision for income taxes. Crown Castle will continue to evaluate the level of assets and related income that will be included in the REIT. See note B8 for a discussion of pro forma income taxes.

B8.	Crown Castle anticipates that the vast majority of the assets and related income from the Lightower Acquisition will be included in the REIT, with certain non-qualifying assets being included in TRSs. The accompanying unaudited preliminary pro forma condensed combined financial statements have been prepared under this assumption. Crown Castle will continue to evaluate the level of assets and related income that will be included in the REIT.

B9.	In July 2017, Crown Castle issued 1.65 million shares of its 6.875% Mandatory Convertible Preferred Stock, Series A, par value $0.01 per share (“6.875% Mandatory Convertible Preferred Stock”), and generated net proceeds of approximately $1.6 billion (“6.875% Mandatory Convertible Preferred Stock Offering”) which were used to partially fund the Lightower Acquisition. This adjustment reflects the impact of dividends paid on the 6.875% Mandatory Convertible Preferred Stock.

B10.	In July 2017, Crown Castle issued approximately 40.15 million shares of common stock resulting in net proceeds of approximately $3.8 billion (“July 2017 Common Stock Offering” and together with the 6.875% Mandatory Convertible Preferred Stock Offering, “July 2017 Equity Offerings”). The following is a summary of the pro forma adjustment to the weighted-average common shares outstanding and net income (loss) attributable to CCIC common stockholders.

	Year Ended December 31, 2017
	Historical	Pro Forma Adjustments	Combined
Weighted-average common shares outstanding (in thousands):
Basic weighted-average common shares outstanding	381,740	22,803	404,543
Effect of assumed dilution from potential common shares relating to restricted stock awards	1,481	—	1,481

Diluted weighted-average common shares outstanding	383,221	22,803	406,024

The pro forma weighted-average common shares outstanding are inclusive of the impact of the 40.15 million shares of common stock issued in connection with the July 2017 Common Stock Offering, the proceeds of which were used to partially fund the Lightower Acquisition.